Exhibit 99.1

Qwest Reports Second Quarter 2009 Results

Unaudited in Millions, except share counts

	2Q 2009	1Q 2009	Change	2Q 2008	Change
Operating Revenue	$3,090	$3,173	(2.6)%	$3,382	(8.6)%
Operating Income	491	549	(10.6)%	564	(12.9)%
Income before Income Taxes	217	298	(27.2)%	298	(27.2)%
Net Income	212	206	2.9%	180	17.8%
Net Income per Diluted Share	$0.12	$0.12	0.0%	$0.10	20.0%
Adjusted EBITDA(a)	1,092	1,145	(4.6)%	1,144	(4.5)%

(a) See Attachment E for Non GAAP Reconciliations

Second Quarter Highlights

•                  Generated strong free cash flow

•                  Improved margin reflects more profitable revenue mix and sustained cost controls

•                  Revenue growth in Business Markets supported by demand for IP services

•                  Continued subscriber growth for consumer broadband, wireless and video services

•                  Improved net debt leverage ratio to 2.7 times

•                  Renewed enhanced DIRECTV agreement for five years

•                  Updates financial guidance

DENVER — July 29, 2009 — Qwest Communications (NYSE: Q) today reported financial results for the second quarter 2009.  In the quarter, net income rose to $212 million, an increase of 18 percent compared to the second quarter 2008.  Earnings per share were 12 cents, an increase of 20 percent vs. the prior year.  Current quarter results were impacted by lower operating income, mainly due to higher incremental non-cash pension and OPEB expense. This was offset by a one-time tax benefit that aided reported earnings per share this period.  Current quarter earnings results include a 1 cent per-share charge for severance, realignment and restructuring cost.

For the quarter, net operating revenue of $3.1 billion declined 9 percent from the prior-year period.  Consistent with the past three quarters, Qwest’s transition from a wireless MVNO model to a reseller model contributed to lower revenue comparisons.  Excluding the impact of the wireless transition, revenue declined 6 percent compared to the second quarter 2008.  Adjusted EBITDA for the quarter was $1.1 billion, a decline of $52 million, or 5 percent, from the prior-year period.  Second quarter results include incremental non-cash pension and OPEB expense of approximately $60 million compared to the second quarter 2008.  Adjusted EBITDA margin was 35.3 percent in the quarter, up 150 basis points from the year-ago period.  For the quarter, adjusted free cash flow was $657 million compared to $460 million in the second quarter 2008. Year-to-date adjusted free cash flow was $1.0 billion vs. $516 million in 2008.

Under more challenging economic conditions in the second quarter, Qwest delivered strong free cash flow while making significant progress on strategic objectives.  Partnership performance remained strong in the quarter with subscriber gains across all strategic consumer products.  Building off this success, Qwest recently renewed its marketing agreement with DIRECTV for an additional five years.  The company forged a new managed services partnership with IBM to address customer needs within Business Markets.  Also in the quarter, Qwest and CURRENT Group, LLC announced a new framework leveraging Qwest’s low latency, secure, DSL network to support Smart Grid solutions.

“Considering the economic environment, I am very pleased with our overall performance in the first half of 2009”, said Edward A. Mueller, Qwest chairman and CEO.  “Our commitment to disciplined management is evident in our strong cash flow results.  This focus allows us to continue to augment our financial strength and provide tangible rewards for our shareholders.  At the same time, we are laying the foundation for stronger performance when we emerge from a tough economy. While current market conditions dictate a cautious approach, we continue to invest in areas of the business that will define our future, including expanded broadband capabilities and significant product development to support continuing demand for our enterprise services.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Qwest reported total operating revenue of $3.1 billion in the quarter, a decline of 9 percent compared to the prior year due to lower voice services and wireless revenue.  Data, Internet and video revenue grew in the quarter by 2 percent vs. the second quarter 2008 as a result of broadband subscriber growth in Mass Markets and continued demand for data products in Business Markets.  Strategic revenue increased 6 percent principally on the strength of data products. Voice services revenue declined 13 percent mainly due to consumer access line pressures and ongoing efforts to improve wholesale profitability.  Qwest continues to expect the transition to its new wireless business model to be complete in the fourth quarter of this year.

Expense

Operating expenses in the quarter declined by $219 million, or 8 percent, compared to the second quarter 2008.  The major drivers of the decline were a 19 percent decrease in costs of sales due to reduced facility costs, a decline in wireless MVNO-related expenses and a 7 percent decline in selling expenses.  Savings from a 10 percent decline in employees were offset by the increased pension and OPEB expense and increased severance costs that drove a 6 percent increase in overall general administrative expenses.  Total employees at the end of the quarter were 31,500 compared to 32,800 at the end of the first quarter and 35,100 at the end of the second quarter 2008.

Net Income

Net income for the quarter was $212 million, an increase of 18 percent from the prior year.  Lower income tax expense from tax settlements for prior years and recognition of previously unrecognized tax benefits more than offset reductions in operating income and higher interest expense.

SEGMENT FINANCIAL RESULTS

Editors note: Beginning in the third quarter of 2009, Qwest will adopt new segment revenue classifications.  To assist the reader with this transition Qwest is providing both historical and prospective segment revenue classifications reporting in Attachment D.

Business Markets

In the second quarter, Qwest’s Business Markets segment reported its seventh consecutive quarter of annual revenue growth and achieved substantial margin improvement. In the quarter, Qwest and IBM announced a 5-year agreement where Qwest will sell and deliver highly proactive managed services, including security, network management and unified communications, to mid-sized businesses beginning later this year. Qwest also rolled out an enhanced, robust web platform to allow business customers to learn about Qwest’s communications solutions, scale and manage their Qwest services and monitor their network from a convenient online hub.  Qwest continues to achieve success in government and education sectors.  The company recently secured new contracts with the Utah Education Network for statewide broadband services and the U.S. General Services Administration to deploy Managed Trusted Internet Protocol Services (MTIPS).

The Business Markets segment reported total revenue of $1.0 billion, an increase of 1 percent compared to the prior year and flat to the prior quarter.  Strategic revenue, which includes hosting, iQ and private line services, increased to $394 million in the quarter, or 14 percent year over year, offsetting an 8 percent decline in legacy revenue.  For the quarter, strategic revenue represented 39 percent of total segment revenue up from 34 percent in the second quarter last year.  Data integration revenue, which is principally CPE sales, was even with the second quarter 2008.

Segment income was $408 million in the quarter, an annual improvement of 7 percent and a sequential improvement of 3 percent.  The segment margin percentage was 40.0, an improvement of 240 basis points year over year and 110 basis points sequentially.

Mass Markets

Mass Markets reported continued subscriber growth in its key product lines in the quarter and maintained disciplined cost controls. Mass Markets segment revenue in the quarter was $1.3 billion. Excluding wireless, total segment revenue declined 7 percent year over year and 3 percent sequentially.  Strategic revenue, which includes high speed Internet, video and Verizon Wireless-related revenue, improved by 5 percent compared to the second quarter 2008. Voice services revenue declined 10 percent annually and 3 percent from the first quarter.

Demand for broadband services remained steady with net additions of 34,000 subscribers in the quarter, bringing total broadband subscribers to more than 2.9 million.  Once again, this subscriber growth was fueled by the company’s investment in fiber to the node (FTTN) capabilities.  Qwest has announced that it will begin to deploy downstream connection speeds of up to 40 Mbps and upstream speeds of up to 20 Mbps within its FTTN footprint. Qwest added 65,000 subscribers on its FTTN platform in the quarter and ended the period with a total FTTN base of more than 265,000. In the second quarter, Qwest enhanced its high-speed Internet offerings for all current and new customers with the launch of free access to 17,000 hotspots nationwide powered by AT&T Wi-Fi.

Qwest achieved solid progress in the quarter in migrating wireless customers to the Verizon Wireless platform. In addition, a large number of existing Verizon Wireless customers in the Qwest footprint are opting into bundled billing through Qwest.  Total wireless subscribers were 763,000 at the end of the quarter, an increase of 16,000 from March 31.  More than 75 percent of the wireless base at the end of the quarter was on the Verizon Wireless network.

DIRECTV subscribers grew by 21,000 in the quarter to 853,000.  The penetration rate of video subscribers is now 15 percent of primary consumer access lines.

The economy and competition continue to impact Mass Markets voice access lines, though the company’s retention efforts are achieving stable disconnect levels.  In total, Mass Markets access lines declined 11.8 percent from the year-ago period.

Segment income was $691 million in the quarter, a decline of 5 percent vs. the prior year and a decline of 5 percent from the first quarter.  Lower revenue in the quarter was partially offset by cost controls with total segment expenses declining by 20 percent compared to the second quarter 2008 and 4 percent sequentially.  Segment margin percentage of 54.5 increased by more than 400 basis points from the year-ago period but was a slight decline from the first quarter.

Wholesale Markets

Wholesale Markets continued to improve its revenue mix in the quarter and reported increased margins despite significant revenue declines. Wholesale Markets segment revenue was $712 million in the second quarter, a decline of 14 percent vs. the prior year.  In addition to proactive efforts to improve long-distance revenue profitability, industry consolidation and access line losses impacted the top line. Sequentially, revenue declined by 5 percent principally due to settlements, access line trends and continued profit optimization.  Strategic revenue declined modestly both annually and sequentially due primarily to lower private line demand associated with peer grooming efforts.

Segment income was $457 million for the quarter, a decline of 2 percent from the year-ago period and 4 percent compared to the first quarter.  Revenue pressure was largely offset by lower segment expenses.  Segment expense declined by 28 percent from the year-ago period, primarily from lower facility costs on lower volumes and improved network efficiency.  Compared to the first quarter, segment expense declined by 8 percent on lower facility costs and reduced bad debt.  Segment margin percentage improved in the quarter to 64.2, an increase of 740 basis points year-over-year and an improvement of 100 basis points from the first quarter.

Cash Flow and Capital Investment

Adjusted free cash flow in the quarter was $657 million, an increase of $197 million from the year-ago period.  The improvement is mainly due to timing of capital investment.

Capital investment was $348 million in the quarter. The company continued to maintain a disciplined approach to capital investment while funding key strategic capital projects including additional FTTN deployment, which remains on track to reach 3 million homes by the end of 2009.  Lower capital investment relative to 2008 is principally due to timing of the capital plan, a conservative approach to new capital investment and slower growth in capacity requirements in the network.

Balance Sheet

In the quarter, the company continued to strengthen the balance sheet, reducing its net debt leverage ratio to 2.7 times.  Net debt declined by $474 million during the quarter to $12.3 billion as a result of strong adjusted free cash flow results.  Total cash and cash equivalents was $1.8 billion at the end of the quarter.  Growth in cash and cash equivalents during in the quarter was partially a result of the issuance of $811 million in principal amount of notes in April.

Shareholder Returns

During the second quarter, Qwest paid a dividend of 8 cents per share, returning $137 million to shareholders.  On July 27, Qwest’s board of directors approved the payment of a third quarter dividend of

8 cents per share.  The dividend will be paid on Sept. 11, 2009, to shareholders of record as of Aug. 21, 2009.

Guidance

Based on results to date and the outlook for the remainder of the year, expectations for full year 2009 adjusted EBITDA are now $4.25 to $4.4 billion compared to previous guidance of $4.2 to $4.4 billion.  Adjusted EBITDA guidance now assumes a full year increase in non-cash pension and OPEB expense of approximately $220 million.  Full year capital expenditures are now expected to be $1.7 billion or lower vs. prior guidance of $1.8 billion or lower.  Full year adjusted free cash flow is now expected to be $1.5 to $1.6 billion, up from $1.4 to $1.5 billion.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT. A live webcast, including a simultaneous slide presentation, and replay of the call is available at www.qwest.com/about/investor/events. Additional quarterly historical financial information can be found at www.qwest.com/about/investors/financial/index.

About Qwest

Customers coast-to-coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic Internet service, high-speed Internet solutions, as well as digital home phone, wireless service available through Verizon Wireless and DIRECTV services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

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Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions, including the current financial crisis. The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.  Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information

Media Contact:

Diane Reberger

303-992-1662

diane.reberger@qwest.com

Investor Contact:

Kurt Fawkes

303-992-0029

kurt.fawkes@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (2)

(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$3,090	$3,382	(8.6)%	$6,263	$6,781	(7.6)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	934	1,149	(18.7)%	1,862	2,330	(20.1)%
Selling	494	532	(7.1)%	1,042	1,082	(3.7)%
General, administrative and other operating	593	559	6.1%	1,168	1,131	3.3%
Depreciation and amortization	578	578	—%	1,151	1,154	(0.3)%
Total operating expenses	2,599	2,818	(7.8)%	5,223	5,697	(8.3)%
Operating income	491	564	(12.9)%	1,040	1,084	(4.1)%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	276	270	2.2%	536	542	(1.1)%
Other—net	(2)	(4)	(50.0)%	(11)	(1)	nm
Total other expense (income)—net	274	266	3.0%	525	541	(3.0)%

Income before income taxes	217	298	(27.2)%	515	543	(5.2)%
Income tax expense	5	118	(95.8)%	97	213	(54.5)%
Net income	$212	$180	17.8%	$418	$330	26.7%

Earnings per common share:
Basic	$0.12	$0.10	20.0%	$0.24	$0.19	26.3%
Diluted	$0.12	$0.10	20.0%	$0.24	$0.19	26.3%

Weighted average common shares outstanding:
Basic	1,707,928	1,742,294	(2.0)%	1,705,016	1,752,743	(2.7)%
Diluted	1,722,770	1,744,961	(1.3)%	1,715,252	1,756,722	(2.4)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2)  Effective January 1, 2009, we adopted FSP APB 14-1. The adoption of this FSP resulted in us retrospectively adjusting previously reported net income, interest expense on long-term borrowings and capital leases—net and income tax expense for all periods presented.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)

(UNAUDITED)

	June 30,	December 31,
	2009	2008
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$1,796	$565
Other	2,252	2,405
Total current assets	4,048	2,970
Property, plant and equipment—net and other	16,178	17,171
Total assets	$20,226	$20,141

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term borrowings	$1,085	$820
Accounts payable and other	2,703	3,033
Total current liabilities	3,788	3,853
Long-term borrowings—net	13,038	12,735
Other	4,451	4,939
Total liabilities	21,277	21,527
Stockholders’ equity	(1,051)	(1,386)
Total liabilities and stockholders’ equity	$20,226	$20,141

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2)  Effective January 1, 2009, we adopted FSP APB 14-1. The adoption of this FSP resulted in us retrospectively adjusting previously reported long-term borrowings—net, other assets and liabilities and stockholders’ deficit for all periods presented.

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30,
	2009	2008
	(Dollars in millions)

Cash provided by operating activities	$1,662	$1,297
Cash used for investing activities	(684)	(901)
Cash provided by (used for) financing activities	253	(543)
Increase (decrease) in cash and cash equivalents	$1,231	$(147)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA (1)

(UNAUDITED)

	Three Months Ended
	June 30,
	2009	2008	% Change
	(Dollars in millions)
Operating revenue (2):
Total segment revenue	$3,000	$3,291	(8.8)%
Other revenue (primarily USF surcharges)	90	91	(1.1)%
Total operating revenue	$3,090	$3,382	(8.6)%

Total segment results (2) (3):
Total segment revenue	$3,000	$3,291	(8.8)%
Total segment expenses	1,444	1,713	(15.7)%
Total segment income	$1,556	$1,578	(1.4)%
Total segment margin percentage	51.9%	47.9%

Revenue, expenses, income and margin percentage by segment (2) (3):
Business markets:
Revenue:
Data and Internet services	$670	$644	4.0%
Voice services	349	369	(5.4)%
Total revenue	1,019	1,013	0.6%
Expenses:
Direct segment expenses	285	292	(2.4)%
Assigned facility, network and other expenses	326	340	(4.1)%
Total expenses	611	632	(3.3)%
Income	$408	$381	7.1%
Margin percentage	40.0%	37.6%
Mass markets:
Revenue:
Data, Internet and video services	$347	$340	2.1%
Voice services	889	989	(10.1)%
Wireless services	33	125	(73.6)%
Total revenue	1,269	1,454	(12.7)%
Expenses:
Direct segment expenses	272	328	(17.1)%
Assigned facility, network and other expenses	306	397	(22.9)%
Total expenses	578	725	(20.3)%
Income	$691	$729	(5.2)%
Margin percentage	54.5%	50.1%
Wholesale markets:
Revenue:
Data and Internet services	$347	$349	(0.6)%
Voice services	365	475	(23.2)%
Total revenue	712	824	(13.6)%
Expenses:
Direct segment expenses	42	46	(8.7)%
Assigned facility, network and other expenses	213	310	(31.3)%
Total expenses	255	356	(28.4)%
Income	$457	$468	(2.4)%
Margin percentage	64.2%	56.8%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	June 30,
	2009	2008	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	31,509	35,111	(10.3)%

Access lines:
Business markets	2,526	2,713	(6.9)%
Mass markets	7,288	8,266	(11.8)%
Wholesale markets (4)	1,075	1,210	(11.2)%
Total access lines	10,889	12,189	(10.7)%

Mass markets connections:
Access lines:
Consumer primary lines	5,569	6,339	(12.1)%
Consumer additional lines	484	603	(19.7)%
Small business lines	1,235	1,324	(6.7)%
Total access lines	7,288	8,266	(11.8)%
Other connections:
Broadband subscribers (5)	2,923	2,732	7.0%
Video subscribers	853	722	18.1%
Wireless subscribers (5)	763	811	(5.9)%
Total other connections	4,539	4,265	6.4%
Total mass markets connections	11,827	12,531	(5.6)%

	Three Months Ended
	June 30,
	2009	2008	% Change
Capital expenditures (in millions) (6):	$348	$534	(34.8)%
Consumer ARPU (in dollars) (7):	$58	$55	5.0%
Wholesale minutes of use from carriers and CLECs (in millions)	8,574	9,986	(14.1)%

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2) We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments.

(3) Segment margin percentage represents segment income as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility costs, and various other costs.

(4) Wholesale markets access lines include UNE (Unbundled Network Elements) lines.

(5) Broadband and wireless subscribers include an immaterial amount of business markets customers.

(6) Capital expenditures exclude assets acquired through capital leases.

(7) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from data, Internet and video services and voice services in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP.

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA (1)

(UNAUDITED)

(CONTINUED)

	Three Months Ended
	June 30,
	2009	2008	% Change
	(Dollars in millions)
Operating revenue (2):
Total segment revenue	$3,000	$3,291	(8.8)%
Other revenue (primarily USF surcharges)	90	91	(1.1)%
Total operating revenue	$3,090	$3,382	(8.6)%

Total segment results (2) (3):
Total segment revenue	$3,000	$3,291	(8.8)%
Total segment expenses	1,444	1,713	(15.7)%
Total segment income	$1,556	$1,578	(1.4)%
Total segment margin percentage	51.9%	47.9%

Revenue, expenses, income and margin percentage by segment (2) (3):
Business markets:
Revenue:
Strategic revenue (4)	$394	$345	14.2%
Legacy revenue (4)	493	534	(7.7)%
Total strategic & legacy revenue	887	879	0.9%
Data integration	132	134	(1.5)%
Total segment revenue	1,019	1,013	0.6%
Expenses:
Direct segment expenses	285	292	(2.4)%
Assigned facility, network and other expenses	326	340	(4.1)%
Total expenses	611	632	(3.3)%
Income	$408	$381	7.1%
Margin percentage	40.0%	37.6%
Mass markets:
Revenue:
Strategic revenue (4)	$348	$333	4.5%
Legacy revenue (4)	888	996	(10.8)%
Total strategic & legacy revenue	1,236	1,329	(7.0)%
Wireless services	33	125	(73.6)%
Total segment revenue	1,269	1,454	(12.7)%
Expenses:
Direct segment expenses	272	328	(17.1)%
Assigned facility, network and other expenses	306	397	(22.9)%
Total expenses	578	725	(20.3)%
Income	$691	$729	(5.2)%
Margin percentage	54.5%	50.1%
Wholesale markets:
Revenue:
Strategic revenue (4)	$303	$305	(0.7)%
Legacy revenue (4)	409	519	(21.2)%
Total revenue	712	824	(13.6)%
Expenses:
Direct segment expenses	42	46	(8.7)%
Assigned facility, network and other expenses	213	310	(31.3)%
Total expenses	255	356	(28.4)%
Income	$457	$468	(2.4)%
Margin percentage	64.2%	56.8%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	June 30,
	2009	2008	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	31,509	35,111	(10.3)%

Access lines:
Business markets	2,526	2,713	(6.9)%
Mass markets	7,288	8,266	(11.8)%
Wholesale markets (5)	1,075	1,210	(11.2)%
Total access lines	10,889	12,189	(10.7)%

Mass markets connections:
Access lines:
Consumer primary lines	5,569	6,339	(12.1)%
Consumer additional lines	484	603	(19.7)%
Small business lines	1,235	1,324	(6.7)%
Total access lines	7,288	8,266	(11.8)%
Other connections:
Broadband subscribers (6)	2,923	2,732	7.0%
Video subscribers	853	722	18.1%
Wireless subscribers (6)	763	811	(5.9)%
Total other connections	4,539	4,265	6.4%
Total mass markets connections	11,827	12,531	(5.6)%

	Three Months Ended
	June 30,
	2009	2008	% Change
Capital expenditures (in millions) (7):	$348	$534	(34.8)%
Consumer ARPU (in dollars) (8):	$58	$55	5.0%
Wholesale minutes of use from carriers and CLECs (in millions)	8,574	9,986	(14.1)%

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation.

(2) We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments.

(3) Segment margin percentage represents segment income as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility costs, and various other costs.

(4)  Strategic revenue is comprised of private line, Qwest iQ Networking®, hosting, broadband, video, VoIP, Wholesale and Mass Markets data integration and Verizon Wireless revenues.

Legacy revenue is comprised of long distance, local, access, local services, Business Markets Qwest branded wireless and other revenues.

Data integration is data integration revenue from Business Markets.

Wireless products and services is Qwest branded wireless revenue from Mass Markets.

(5) Wholesale markets access lines include UNE (Unbundled Network Elements) lines.

(6) Broadband and wireless subscribers include an immaterial amount of business markets customers.

(7) Capital expenditures exclude assets acquired through capital leases.

(8) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from data, Internet and video services and voice services in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)

(UNAUDITED)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2009	2008	2009	2008	2008
	(Dollars in millions)
Operating revenue	$3,090	$3,382	$6,263	$6,781	$13,475
Cost of sales (exclusive of depreciation and amortization)	(934)	(1,149)	(1,862)	(2,330)	(4,585)
Selling expenses	(494)	(532)	(1,042)	(1,082)	(2,208)
General, administrative and other operating expenses	(593)	(559)	(1,168)	(1,131)	(2,231)
EBITDA (2)	$1,069	$1,142	$2,191	$2,238	$4,451

EBITDA—as adjusted (3):	$1,092	$1,144	$2,237	$2,285	$4,547
Less: Legal reserve	—	(40)	—	(40)	(40)
Less: Property tax settlement	—	40	—	40	40
Less: Realignment, severance and related costs	(23)	(2)	(46)	(47)	(96)

EBITDA (2):	1,069	1,142	2,191	2,238	4,451
Depreciation and amortization	(578)	(578)	(1,151)	(1,154)	(2,354)
Total other (expense) income—net	(274)	(266)	(525)	(541)	(1,046)
Income tax expense	(5)	(118)	(97)	(213)	(399)
Net income	$212	$180	$418	$330	$652

EBITDA margin percentage—as adjusted (3):
EBITDA—as adjusted	$1,092	$1,144	$2,237	$2,285	$4,547
Divided by total operating revenue	$3,090	$3,382	$6,263	$6,781	$13,475
EBITDA margin percentage—as adjusted	35.3%	33.8%	35.7%	33.7%	33.7%

EBITDA margin percentage (2):
EBITDA	$1,069	$1,142	$2,191	$2,238	$4,451
Divided by total operating revenue	$3,090	$3,382	$6,263	$6,781	$13,475
EBITDA margin percentage	34.6%	33.8%	35.0%	33.0%	33.0%

Free cash flow from operations (4):
Cash provided by operating activities	$1,005	$909	$1,662	$1,297	$2,931
Less: expenditures for property, plant and equipment and capitalized software	(348)	(534)	(682)	(950)	(1,777)
Free cash flow from operations	657	375	980	347	1,154
Add: certain one-time settlement payments	—	85	16	169	285
Adjusted free cash flow from operations	$657	$460	$996	$516	$1,439

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	June 30,	December 31,
	2009	2008
	(Dollars in millions)
Net debt (5):
Current portion of long-term borrowings	$1,085	$820
Long-term borrowings—net	13,038	12,735
Total borrowings—net	14,123	13,555
Less: cash and cash equivalents	(1,796)	(565)
Net debt	$12,327	$12,990

Ratio of net debt to EBITDA—as adjusted (6):
Total net debt	$12,327	$12,990
Divided by EBITDA—as adjusted	$4,499	$4,547
Ratio of net debt to EBITDA—as adjusted	2.7	2.9

(1)  We have reclassified certain prior year amounts to conform to the current quarter presentation. Effective January 1, 2009, we adopted FSP APB 14-1. The adoption of this FSP resulted in us retrospectively adjusting previously reported net income and long-term borrowings—net for all periods presented.

(2) EBITDA and EBITDA margin percentage are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) EBITDA—as adjusted and EBITDA margin percentage—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(4) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense/benefit. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities and voluntary debt repayment.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2009, information to reconcile this non-GAAP financial measure is not available at this time.

(5) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(6) The ratio of net debt to EBITDA—as adjusted is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.